Gladstone Investment Corporation Reports Financial Results for the Quarter Ended June 30, 2011

- Net Investment Income for the quarter ended June 30, 2011, was $3.5 million, or $0.16 per share.

- Net Increase in Net Assets Resulting From Operations for the quarter ended June 30, 2011, was $4.2 million, or $0.19 per share.

MCLEAN, Va., Aug. 1, 2011 /PRNewswire/ -- Gladstone Investment Corporation (Nasdaq: GAIN) (the "Company") today announced earnings for the quarter ended June 30, 2011. All per share references are per basic and diluted weighted average common share outstanding, unless noted otherwise.

(Logo: http://photos.prnewswire.com/prnh/20101005/GLADSTONEINVESTMENT )

Net Investment Income for the Quarter: Net Investment Income for the quarters ended June 30, 2011 and 2010 was $3.5 million, or $0.16 per share, and $4.2 million, or $0.19 per share, respectively, a decrease in Net Investment Income of 16.8%. The decrease in Net Investment Income was primarily due to a significant amount of other income, including success fees and dividend income, recorded in the prior-year period as part of the A. Stucki Holding Corp. ("A. Stucki") exit in June 2010.

Net Increase in Net Assets Resulting from Operations for the Quarter: Net Increase in Net Assets Resulting from Operations for the quarters ended June 30, 2011 and 2010 was $4.2 million, or $0.19 per share, and $5.4 million, or $0.24 per share, respectively, a decrease of 22%. A net gain on investments of $0.7 million was recorded for the quarter ended June 30, 2011, primarily due to appreciation experienced in certain control investments, as compared to a $1.2 million net gain in the prior-year period, due primarily to appreciation experienced in certain equity investments.

Investment Portfolio Fair Value: As of June 30, 2011, the entire portfolio was fair valued at 77.1% of cost, as compared to 77.7% as of March 31, 2011. The aggregate investment portfolio depreciated during the quarter ended June 30, 2011, due primarily to the recapitalization of Cavert II Holding Corp. ("Cavert"), which resulted in a realized gain and the reversal of unrealized appreciation that was reflected in the portfolio's fair value at March 31, 2011. Excluding reversals, net unrealized appreciation for the quarter was $1.1 million.

Net Asset Value: Net asset value was $9.06 per share outstanding at June 30, 2011, as compared to $9.00 per share outstanding at March 31, 2011.

Asset Characteristics: Total assets were $242.1 million at June 30, 2011, as compared to $241.1 million at March 31, 2011. At June 30, 2011, the Company had investments in 17 portfolio companies with an aggregate cost basis of $214.3 million and an aggregate fair value of $165.3 million. As of June 30, 2011, the Company's investment portfolio at fair value was comprised of 80.9% in debt securities and 19.1% in equity securities. Additionally, the Company held $68.9 million in cash and cash equivalents at June 30, 2011, including $40.0 million from a short-term loan that was repaid subsequent to quarter end.

Investment Yield: The weighted average yield on the Company's interest-bearing portfolio, excluding cash and cash equivalents, was 12.0% for the quarter ended June 30, 2011, as compared to 10.3% for the prior-year quarter. The increase in the weighted average yield for the quarter ended June 30, 2011, resulted primarily from the exits of lower interest-bearing debt investments and the addition of higher-yielding debt investments subsequent to June 30, 2010.

Highlights for the Quarter: During the quarter ended June 30, 2011, the following significant events occurred:

  Investment Recapitalization:  In April 2011, the Company recapitalized its investment in Cavert, from which the Company received gross cash proceeds of $5.6 million from the sale of its common equity, resulting in a realized gain of $5.5 million, $2.3 million in a partial redemption of its preferred stock and $0.7 million in preferred dividends.  At the same time, the Company invested $5.7 million in new subordinated debt in Cavert.

  New Investment:  In April 2011, the Company invested $16.4 million in a new control investment, Mitchell Rubber Products, Inc. ("Mitchell"), consisting of subordinated debt and preferred and common equity.  Mitchell, headquartered in Mira Loma, California, develops, mixes and molds rubber compounds for specialized applications in the non-tire rubber market.

  Distributions:  The Company paid monthly cash distributions to stockholders of $0.045 per common share for each of April, May and June 2011, an increase of 12.5% over January, February and March 2011.

Comments from our President, Dave Dullum: "We achieved realized gains through a recapitalization of our investment in Cavert, the third such successful realized event over the past year in our proprietary portfolio. These exits have collectively resulted in $29.2 million in realized gains and $9.9 million in investment income. We are continuing to strive to put these proceeds to work, as demonstrated with our $16.4 million investment in Mitchell in April. All of this activity and effort enabled us to increase the monthly dividend by 25% over the past two quarters. We hope to continue this healthy investment activity and to carry that momentum throughout the fiscal year."

Subsequent Events: After June 30, 2011, the following occurred:

  Investment Payoff: In July 2011, the Company received full repayment of its senior syndicated loan to Survey Sampling, LLC, resulting in gross proceeds of $2.3 million.

  Distributions Declared:  The Company's board of directors increased the monthly distribution from $0.045 to $0.05 per share, or 11.1%, and declared the following monthly distributions to stockholders:

Declaration Date	Record Date	Payment Date	Cash Distribution
July 12, 2011	July 22, 2011	July 29, 2011	$ 0.050
July 12, 2011	August 19, 2011	August 31, 2011	0.050
July 12, 2011	September 22, 2011	September 30, 2011	0.050
Total for the Quarter:			$ 0.150

Summary Information: The following chart is a summary of some of the information reported above (dollars in thousands, except per share data)(unaudited):

	June 30, 2011	June 30, 2010
For the Three Months Ended:
Net investment income	$3,500	$4,207
Net increase in net assets resulting from operations	4,187	5,368
Average yield on interest-bearing investments	12.0%	10.3%
Total dollars invested	$22,459	$1,354
Total dollars repaid	5,397	44,083

As of:
Fair value as a percent of cost	77.1%	80.2%
Net asset value per share	$9.06	$8.86
Number of portfolio companies	17	15
Total assets at fair value	$242,132	$290,910

Conference Call for Stockholders: The Company will hold a conference call Tuesday, August 2, 2011, at 8:30 a.m. EDT. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for the questions. A replay of the conference call will be available through September 1, 2011. To hear the replay, please dial (877) 344-7529 and use conference number 10001384. The replay will be available beginning approximately one hour after the call concludes.

The live audio broadcast of the Company's quarterly conference call will also be available online at www.GladstoneInvestment.com. The event will be archived and available for replay on the Company's website through October 3, 2011.

Warning: The financial statements below are without footnotes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended June 30, 2011, including the footnotes to the financial statements contained therein. The Company has filed the Form 10-Q today with the SEC, which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneInvestment.com. To obtain a paper copy from us, please contact us at 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

About us: Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

The statements in this press release regarding the Company's ability to make additional investments, the Company's other projected investment activities and other such statements are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results to differ from these forward-looking statements include, among others, the duration and effects of current economic instability, the Company's ability to access debt and equity capital and those factors listed under the caption "Risk Factors" of the post-effective amendment of the Company's registration statement on Form N-2(file No. 333-160720), filed with the SEC on June 17, 2011 (the "Form N-2") and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 1, 2011 (the "Form 10-Q"). The risk factors set forth in the Form N-2 and Form 10-Q under the caption "Risk Factors" are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLADSTONE INVESTMENT CORPORATION CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	June 30,	March 31,
	2011	2011

ASSETS
Investments at fair value
Control investments (Cost of $139,913 and $136,306, respectively)	$99,717	$104,062
Affiliate investments (Cost of $59,186 and $45,145, respectively)	50,676	34,556
Non-Control/Non-Affiliate investments (Cost of $15,155 and $15,741, respectively)	14,902	14,667
Total investments (Cost of $214,254 and $197,192, respectively)	165,295	153,285
Cash and cash equivalents	68,858	80,580
Restricted cash	4,430	4,499
Interest receivable	782	737
Due from custodian	1,626	859
Deferred financing fees	340	373
Prepaid assets	268	224
Other assets	533	552
TOTAL ASSETS	$242,132	$241,109

LIABILITIES
Borrowings at fair value
Short-term loan (Cost of $40,000)	$40,000	$40,000
Credit Facility (Cost of $0)	—	—
Total borrowings (Cost of $40,000)	40,000	40,000
Accounts payable and accrued expenses	384	201
Fees due to Adviser	308	499
Fee due to Administrator	151	171
Other liabilities	1,254	1,409
TOTAL LIABILITIES	42,097	42,280
NET ASSETS	$200,035	$198,829

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 22,080,133 shares issued and outstanding at June 30, 2011 and March 31, 2011	$22	$22
Capital in excess of par value	257,190	257,192
Net unrealized depreciation of investment portfolio	(48,959)	(43,907)
Net unrealized depreciation of other	(37)	(76)
Undistributed net investment income	684	165
Accumulated net realized investment loss	(8,865)	(14,567)
TOTAL NET ASSETS	$200,035	$198,829

NET ASSETS PER SHARE	$9.06	$9.00

GLADSTONE INVESTMENT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	Three Months Ended June 30,
	2011	2010
INVESTMENT INCOME
Interest income
Control investments	$2,634	$3,019
Affiliate investments	1,368	1,082
Non-Control/Non-Affiliate investments	405	405
Cash and cash equivalents	4	1
Total interest income	4,411	4,507
Other income
Control investments	835	2,741
Non-Control/Non-Affiliate investments	16	—
Total other income	851	2,741
Total investment income	5,262	7,248

EXPENSES
Loan servicing fee	677	824
Base management fee	331	200
Incentive fee	19	1,052
Administration fee	151	178
Interest expense	132	274
Amortization of deferred financing fees	108	164
Professional fees	209	124
Stockholder related costs	126	104
Other expenses	224	240
Expenses before credits from Adviser	1,977	3,160
Credits to fees from Adviser	(215)	(119)
Total expenses net of credits to fees	1,762	3,041

NET INVESTMENT INCOME	3,500	4,207

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain on sale of investments	5,739	16,976
Net realized loss on other	(39)	—
Net unrealized depreciation of investment portfolio	(5,052)	(15,798)
Net unrealized appreciation (depreciation) of other	39	(17)
Net gain on investments and other	687	1,161

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$4,187	$5,368

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS PER COMMON SHARE
Basic and diluted	$0.19	$0.24

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING
Basic and diluted	22,080,133	22,080,133

GLADSTONE INVESTMENT CORPORATION CONSOLIDATED FINANCIAL HIGHLIGHTS (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT DATA) (UNAUDITED)
	Three months ended June 30,
	2011	2010
Per Share Data(A)
Net asset value at beginning of period	$9.00	$8.74

Income from investment operations:
Net investment income(B)	0.16	0.19
Realized gain on sale of investments(B)	0.26	0.77
Net unrealized depreciation of investments(B)	(0.23)	(0.72)
Total from investment operations	0.19	0.24

Distributions from:
Net investment income	(0.13)	(0.12)
Total distributions(C)	(0.13)	(0.12)

Net asset value at end of period	$9.06	$8.86

Per share market value at beginning of period	$7.79	$6.01
Per share market value at end of period	7.14	5.83
Total return(D)	(6.67)%	(0.99)%
Shares outstanding at end of period	22,080,133	22,080,133

Statement of Assets and Liabilities Data:
Net assets at end of period	$200,035	$195,706
Average net assets(E)	198,324	193,094

Senior Securities Data:
Total borrowings	$40,000	$91,500
Asset coverage ratio(F)	537%	301%
Average coverage per unit(G)	$5,371	$3,006

Ratios/Supplemental Data:
Ratio of expenses to average net assets(H)(I)	3.99%	6.55%
Ratio of net expenses to average net assets(H)(J)	3.55	6.30
Ratio of net investment income to average net assets(H)	7.06	8.71

(A) Based on actual shares outstanding at the end of the corresponding period.

(B) Based on weighted average basic per share data.

(C) Distributions are determined based on taxable income calculated in accordance with income tax regulations, which may differ from amounts determined under GAAP.

(D) Total return equals the change in the market value of the Company's common stock from the beginning of the period, taking into account dividends reinvested in accordance with the terms of the Company's dividend reinvestment plan.

(E) Calculated using the average of the balance of net assets at the end of each month of the reporting period.

(F) As a BDC, the Company is generally required to maintain an asset coverage ratio of at least 200% of total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to total borrowings and guaranty commitments. Asset coverage ratio is the ratio of the carrying value of the Company's total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness.

(G) Asset coverage per unit is the asset coverage ratio expressed in terms of dollar amounts per one thousand dollars of indebtedness.

(H) Amounts are annualized.

(I) Ratio of expenses to average net assets is computed using expenses before credits from the Adviser.

(J) Ratio of net expenses to average net assets is computed using total expenses net of credits to the management fee.

CONTACT: Gladstone Investment Corporation, +1-703-287-5893